EXHIBIT 10.1

AMENDED AND RESTATED
TERMINAL SERVICES AGREEMENT

     THIS AMENDED AND RESTATED TERMINAL SERVICES AGREEMENT is made and entered into as of October 27, 2004, effective as of July 1, 2004 (the “Effective Date”), by and between MARTIN OPERATING PARTNERSHIP L.P., a Delaware limited partnership (hereinafter referred to as “Operator”), and MIDSTREAM FUEL SERVICE LLC, an Alabama limited liability company (hereinafter referred to as “Customer”).

     WITNESSETH:

     WHEREAS, the Operator operates several marine terminal facilities (“Terminals”) which are identified in Attachment A; and

     WHEREAS, the Customer is in the # 2 Diesel Fuel (“Product”) distribution business; and

     WHEREAS, it is the desire of the Operator and the Customer that the Customer’s Product be throughput at the Terminals and that the Operator provide unloading, handling, storage, out-loading and other terminal services with respect to the Customer’s Product at the Terminals, all on the terms and conditions hereinafter provided.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Operator and the Customer agree that the Operator shall provide the hereinafter described terminal services with respect to the Customer’s Product at the Terminals, on the terms and conditions provided herein:

1.	Term of Agreement. The term of this Agreement shall begin on the Effective Date and shall end on December 31, 2006 and shall continue Month to Month thereafter, unless terminated by either party with at least sixty (60) days written notice prior to the end of any term.

2.	Operator’s Duties. In consideration of the compensation provided in Section 3 hereof, the Operator shall provide the following services (“Terminal Services’) to the Customer at the Terminals:

(a)	Unloading. Handling and Storage Services. The Customer shall deliver Product to these Terminals by marine vessel. The Operator shall unload the Customer’s Product from such marine vessels in accordance with prevailing industry standards relating to the handling of petroleum products. The Operator shall transfer the Product to, and store the Product in, any or all of the storage tanks listed in Attachment B (“Storage Tanks”), all of which are located at the Terminals.

Said Tanks shall be reserved and dedicated at all times for the exclusive use of Customer.

(b)	Out-Loading Services. The Customer’s Product may be removed from the Terminals by marine vessel. The Operator shall provide all out-loading services necessary to permit the Customer to transfer Product from the Storage Tanks to the Customer’s designated marine vessels for removal from the Terminals.

(c)	Inventory Services. The Operator shall provide to the Customer daily inventory reports of Customer’s Product, containing reports as to receipts and withdrawals of Customer Product, and the balance as of the close of business of the immediately preceding day.

3.	Operator’s Compensation. For the Terminal Services performed hereunder, the Operator shall receive the following compensation from the Customer:

(a)	Throughput Fee. . The Customer shall compensate the Operator for the Terminal Services provide hereunder, in the form of a “Throughput Fee” equal to $ per gallon for Product out-loaded out from these Terminals during a calendar month. The Customer shall have a Minimum Annual Total Throughput (“Minimum”) quantity of 90,000,000 gallons for which they shall pay the Operator this Throughput Fee. Should Customer not meet or exceed this Minimum then Customer shall compensate Operator for this shortfall at the same $ per gallon rate. The invoicing for the Minimum shortfall (if required) will occur on the first invoice generated immediately following each calendar year. Should this Agreement be terminated prior to the end of any calendar year, then the Minimum shortfall, if any, shall be determined based on a prorated allocation of the Minimum. The Throughput Fee shall remain as stated above until December, 2005. Thereafter, the Throughput Fee shall be adjusted annually (both upward and downward as hereinafter provided) by a factor equal to the increase or decrease, as the case may be, in the Consumer Price Index (as defined below). The adjustment shall be calculated annually in December of each year, commencing in December, 2005. The adjustment shall be calculated as follows: the Throughput Fee in effect shall be multiplied by a factor equal to the amount of the increase or decrease, as the case may be, in the Consumer Price Index for the immediately preceding month of November, over the Consumer Price Index for November of the preceding year. For purposes hereof, the term “Consumer Price Index” shall mean the “Consumer Price Index for Urban Wage Earners and Clerical Workers (1967=100)” specified for “All Items. United States” compiled by the Bureau of Labor Statistics of the United States Department of Labor (the “Index”). In event the Index shall be converted to a different standard reference base or otherwise revised, the determination of the percentage change shall be made with the use of such conversion factor, formula or table for converting the Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then as shall be reasonably determined by the parties.

(b)	Miscellaneous Fees. The Customer shall reimburse the Operator for any and all taxes, dockage or wharfage fees, product testing charges, barge or tug charges, or any other charges which may be levied against Operator having to do with handling and or custody of Customer’s Product.

(c)	Fourchon Terminal Commission Fee Reimbursement Fee. The Customer shall reimburse the Operator for the Commission Fees owed by the Operator as a result of the handling of Product and water at the terminal located at Port Fourchon, Louisiana for the Customer’s account. This reimbursement will be a direct reimbursement of actual fees owed by the Operator as a result of the Fuel Terminal Services Agreement dated March 19, 1997, a copy of which is included as Attachment C. There will be no additional handling fees or other charges associated with the reimbursement of this fee.

(d)	Additional Freeport OOS Terminal Throughput Fee. Beginning September 17, 2004, in addition to that Throughput Fee specified under Article 3(a), the Customer shall pay to the Operator, a per gallon throughput fee of $ (the “Freeport Throughput Fee”) for each and every gallon of diesel fuel sold from the Freeport Terminal. There is no required minimum volume associated with this Article 3(d). The Freeport Throughput fee shall be reviewed on an annual basis by the Operator and the Customer and is subject to adjustment if mutually agreed to by both Operator and Customer.

(e)	Payment Terms. Payment of these Fees from the Customer to the Operator shall be net 30 days from the date of the invoice.

4.	Title to Product. Title to all of the Customer’s Product received, stored and handled by the Operator at these Terminals shall remain at all times in the name of the Customer. The Customer agrees not to deliver for storage at these Terminals any Product which may not be lawfully stored on the premises of these Terminals or any Product injurious to the premises or facilities, or which would render the facilities unfit, after cleaning, for the proper storage of similar product, or Products.

5.	Assignment. Neither party shall assign this Agreement without the express written consent of the other party.

6.	Facility, Tank and Equipment Condition. The Operator shall, at its sole cost and expense, provide and maintain all handling and storage equipment and facilities necessary to the performance of its services expressed hereunder, including without limitation the storage tanks, in compliance with prevailing industry standards and all applicable Laws (as defined below) as they may exist from time to time.

7.	Customers Compliance with Laws. In the conduct of its business in the premises of these Terminals, the Customer shall comply in all material respects with all federal, state and local laws, ordinances, decrees, orders, regulations, permits or other requirements having the force of law (hereinafter, the “Laws”).

8.	Entire Agreement. This Terminal Services Agreement shall constitute the entire agreement concerning the subject hereof between the parties superseding all previous agreements, negotiations and representations made prior or contemporaneous to the date hereof. This Agreement shall be modified or amended only by written agreement executed by both parties hereto.

9.	Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

EXECUTED as of the date first set forth above.

MIDSTREAM FUEL SERVICE LLC
By:	Martin Resource Management
Corporation, Its Sole Member

By:	/s/ Ruben S. Martin
	Name:	Ruben S. Martin
	Title:	President

MARTIN OPERATING PARTNERSHIP LP
By:	Martin Operating GP LLC,
its General Partner

By:	Martin Midstream Partners L.P.,
its Sole Member

By:	Martin Midstream GP LLC,
its General Partner

By:	/s/ Ruben S. Martin
	Name:	Ruben S. Martin
	Title:	CFO and President